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                                                                    EXHIBIT 99.1

                REHABCARE GROUP, INC. AND MEDICAL RESOURCES, INC.
                               JOINT PRESS RELEASE



                             CONTACT:    RehabCare Group, Inc.
                                         Alan C. Henderson, President
                                         and Chief Executive Officer
                                         John R. Finkenkeller,
                                         Senior Vice President and
                                         Chief Financial Officer
                                         Betty Cammarata, Manager-
                                         Investor Relations
                                         (314) 863-7422
                                                 or
                                         Morgen-Walke Associates:
                                         June Filingeri/Jennifer

                                         Angell Press: Darren Brandt
                                         (212) 850-5600

                                         Medical Resources, Inc.
                                         Duane C. Montopoli,
                                         President and Chief Executive
                                         Officer
                                         (201) 488-6230


FOR IMMEDIATE RELEASE
FRIDAY, JULY 10, 1998



                REHABCARE GROUP TO ACQUIRE STARMED STAFFING, INC.
                             FROM MEDICAL RESOURCES
            - Will Become a US Leader in Temporary Nursing Staffing -



     ST. LOUIS, MO, JULY 10, 1998--RehabCare Group, Inc. (Nasdaq:RHBC) and Medical Resources, Inc. (Nasdaq:MRII) today announced that RehabCare has entered into a definitive agreement to acquire StarMed Staffing, Inc. and certain related entities from Medical Resources. The purchase price of $33 million will be funded through an increase in RehabCare's bank credit facility to

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REHABCARE GROUP TO ACQUIRE STARMED STAFFING, INC.
FROM MEDICAL RESOURCES                                                  PAGE 2



$100 million. The transaction is expected to be completed in late July or early August, and will be treated by RehabCare as a purchase for accounting purposes. StarMed will be acquired through RehabCare's wholly-owned subsidiary, Healthcare Staffing Solutions, Inc. (HSSI). With respect to RehabCare, this acquisition is expected to be non-dilutive to earnings in 1998 and modestly accretive to earnings beginning in 1999.

         StarMed had reported revenues of approximately $58 million for the 12 months ended December 31, 1997 and approximately $19.8 million for the three months ended March 31, 1998. StarMed provides temporary staffing of nurses and nurse assistants to hospitals and nursing homes on a short-term and extended-term basis. Short-term nurse staffing is provided locally through StarMed's 35 offices across the U.S. and the extended-term staffing provided by StarMed's Traveling Nurses Division complements HSSI's HealthTour Division. StarMed is one of the largest providers of temporary registered nurses in the U.S. With the acquisition of StarMed, RehabCare's staffing subsidiary revenues are expected to increase by more than 150% to approximately $120 million per year.

         Alan C. Henderson, President and Chief Executive Officer of RehabCare commented, "Already a leader in temporary therapist staffing, this acquisition will also make RehabCare a leader in temporary nurse staffing as well, and provide critical mass for the diversification into nurse staffing begun by HSSI in March of this year. With the 35 StarMed offices, we can now cross-sell short-term staffing services with our traveling therapist

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REHABCARE GROUP TO ACQUIRE STARMED STAFFING, INC.
FROM MEDICAL RESOURCES                                                  PAGE 3



business. This will provide growth opportunities for HSSI's short-term therapy staffing activities."

         He further explained, "We expect job openings in nurse staffing to accelerate due to the need to replace experienced nurses who leave the occupation as the average age of the nursing population continues to rise. We also expect to benefit from pressures to reduce healthcare costs, which we believe will increase the demand for temporary staffing of both nurses and therapists as healthcare providers reduce their base of permanent staffs and gravitate to "just in time" staffing."

         Duane C. Montopoli, President and Chief Executive Officer of Medical Resources, stated, "As previously announced, Medical Resources retained Warburg Dillon Read to assist it in exploring strategic alternatives for and a possible sale of StarMed. Of the various strategic alternatives available, we believe the sale to RehabCare represents the best value for our shareholders. Given the obvious synergies between StarMed and Healthcare Staffing Solutions, I am also pleased that this transaction will afford StarMed opportunities to expand its business."

         Medical Resources specializes in the ownership, operation and management of diagnostic imaging centers. The Company operates approximately 100 imaging centers in the U. S. and provides network management services to managed care organizations in regions where its centers are concentrated.

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REHABCARE GROUP TO ACQUIRE STARMED STAFFING, INC.
FROM MEDICAL RESOURCES                                                  PAGE 4



Through its StarMed Staffing subsidiary, Medical Resources has provided temporary healthcare staffing to acute and subacute care facilities nationwide.

         RehabCare Group, Inc., headquartered in St. Louis, is a leading provider of acute rehabilitation, subacute, outpatient, temporary and permanent therapist and nurse staffing services on a contract basis in conjunction with over 750 hospitals, nursing homes and contract therapy companies in all 50 of the United States.

         Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.



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